Exhibit 14.14.2
CERTIFICATE OF TRUST
OF
COUNTRYWIDE CAPITAL VIII
      This Certificate of Trust of Countrywide Capital VIII dated October 27, 2006, is hereby duly executed and filed by the undersigned, as trustees of Countrywide Capital VIII, for the purpose of forming a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. Section 3801 et seq. The undersigned, as trustees, do hereby certify as follows:
      1. Name. The name of the statutory trust formed hereby (the “Trust”) is “Countrywide Capital VIII.”
      2. Delaware Trustee. The name and business address of the trustee of the Trust which has its principal place of business in the State of Delaware, as required by 12 Del. C. Sec. 3807(a), is The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711.
      3. Effective Date. This Certificate of Trust shall be effective as of the date of its filing.
(Signature Page Follows)

      IN WITNESS WHEREOF, the undersigned, being the sole trustees of the Trust at the time of filing of this Certificate of Trust, have executed this Certificate of Trust as of the date first above written.

/s/ Sandor E. Samuels
	Name:	Sandor E. Samuels
	Title:	Regular Trustee

/s/ Eric P. Sieracki
	Name:	Eric P. Sieracki
	Title:	Regular Trustee

/s/ Jennifer Sandefur
	Name:	Jennifer Sandefur
	Title:	Regular Trustee

The Bank of New York (Delaware), as Delaware Trustee

By:	/s/ Kristine K. Gullo
	Name:	Kristine K. Gullo
	Title:	Vice President

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